As filed with the Securities and Exchange Commission on September 28, 2005
                                                Registration No. 333-XXXXXXXX
=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                      RAMTRON INTERNATIONAL CORPORATION
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               (Exact name of registrant as specified in its charter)

Delaware                                                      84-0962308
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(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)

1850 Ramtron Drive, Colorado Springs, Colorado 80921   (719) 481-7000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WILLIAM W. STAUNTON, III
                             Chief Executive Officer
                       Ramtron International Corporation
                               1850 Ramtron Drive
                        Colorado Springs, Colorado 80921
                                (719) 481-7000

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copies to:
                             JOHN A. ST. CLAIR
                            Coudert Brothers LLP
                     333 South Hope Street, 23rd Floor
                       Los Angeles, California  90071
                              (213) 229-2900

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. \ \

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. \X\

                                    Page-1

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. \ \

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. \ \

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. \ \

                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                       Proposed     Proposed
    Title of                           Maximum      Maximum
Each Class of           Amount         Offering     Aggregate     Amount of
Securities to be        to be          Price Per    Offering    Registration
  Registered         Registered         Unit(1)     Price(1)         Fee
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Common Stock,
  $0.01 par value
  per share          1,951,389(2)      $2.820(3)   $5,502,917     $697.22(3)
                                                                  -------
                                                          TOTAL   $697.22
=============================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.

(3) The offering price and registration fee are computed using $2.820, the average of the high and low prices of our common stock, as reported on the Nasdaq National Market on September 23, 2005.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                    Page-2

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated September 28, 2005

Prospectus

                        RAMTRON INTERNATIONAL CORPORATION
                        1,951,389 Shares of Common Stock

                               -----------------

       Investing in our common stock involves a High Degree of Risk. See the section entitled "Risk Factors" beginning on page 6 of this prospectus for a discussion of risks and uncertainties you should consider before making an investment in our common stock.

                               -----------------

This prospectus relates to the public offering, which is not being underwritten, of 1,951,389 shares of our common stock, $.01 par value per share that may be offered for sale from time to time by the Selling Stockholders named in this prospectus. We issued these shares to the Selling Stockholders on August 29, 2005, and agreed to register their resale, in connection with our acquisition of Goal Semiconductor Inc.

The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the Selling Stockholders directly to investors or to or through underwriters, dealers or other agents. We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. The Selling Stockholders will receive all of the proceeds from the sale of their shares of common stock and will pay all underwriting fees and selling commissions, if any, associated with the sale of their shares of common stock.

Each Selling Stockholder may be deemed to be an "Underwriter" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act") and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on The Nasdaq Stock Market's ("Nasdaq") National Market under the symbol "RMTR." On September 23, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $2.85 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 28, 2005

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
                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . .        5
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . .        6
FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . .       31
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . .       33
INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . .       33
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . .       35
SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . .       35
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . .       36
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . .       39
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . .       39

                                    Page-4

                                   SUMMARY

This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all the information you should consider before acquiring shares in this offering. You should read the entire Prospectus carefully, including the documents incorporated by reference. Unless the context otherwise requires, the terms we, our, us, the Company and Ramtron refer to Ramtron International Corporation, a Delaware corporation.

About the Offering

On August 29, 2005, we, through our wholly owned subsidiary 4317467 Canada Inc., acquired all of the outstanding equity interests of Goal Semiconductor Inc. ("Goal"), a privately held, fabless semiconductor manufacturer based in Montreal, Canada. The consideration paid by the Company consisted of cash in the amount of $2,000,000 and 1,951,389 unregistered shares of our common stock. The Company is filing this registration statement to comply with its obligation to register the 1,951,389 shares of our common stock for resale from time to time by the Selling Stockholders. We agreed to effect such registration in the Share Purchase Agreement dated as of August 29, 2005
(Share Purchase Agreement), among us, Goal, and the shareholders of Goal. Of the 1,951,389 shares issued to the Selling Stockholders pursuant to the Share Purchase Agreement, 151,910 shares (Escrow Shares) are being held in escrow in accordance with the terms of an Escrow Agreement dated as of August 29, 2005 (Escrow Agreement), by and among certain of the parties to the Share Purchase Agreement, National Bank Trust Inc., as escrow agent, and Citibank N.A., as intervenor. The Escrow Shares are held in escrow for one year to secure potential indemnification obligations of the Selling Stockholders arising under the Share Purchase Agreement. Although the Escrow Shares are being registered hereunder, the Escrow Shares may not be resold by the Selling Stockholders until they are released from escrow in accordance with the terms of the Escrow Agreement. We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. The Selling Stockholders may, subject to the Escrow Agreement in the case of the Escrow Shares, from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms and at prices to be determined at the time of sale. The registration of these shares of common stock does not necessarily mean that the Selling Stockholders will actually sell these shares of common stock.

Company Overview

We are a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, mixed-signal, integrated, and microcontroller (MCU) products used by customers for a wide range of applications. We were incorporated in Delaware under the name of Amtec Securities Corporation in January 1984, and changed our name to Ramtron International Corporation in January 1988. In 2005, we sold our Mushkin subsidiary that was involved in marketing and selling high-performance DRAM memory modules to allow us to better focus our efforts on developing our nonvolatile memory and mixed-signal semiconductor business. We subsequently acquired Goal Semiconductor of Montreal, Canada, to enable us to accelerate our product development plans for mixed-signal and integrated products and expand our opportunity to integrate our FRAM memory technology with additional analog and mixed-signal content.

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
Our product portfolio includes non-volatile ferroelectric random access memory
(FRAM) devices as well as mixed-signal devices that, in most cases, include a certain amount of our FRAM memory technology in a single package. As a result of the acquisition of Goal, we now market a family of 8-bit microcontroller and high-voltage digital-to-analog converter (HVDAC) products. Prior to our acquisition, Goal was a fabless semiconductor company that supplied mixed-signal integrated circuits (ICs) for the embedded data acquisition market. Goal provides Ramtron with a product line of microcontrollers (MCUs) and high-voltage digital-to-analog converters (DACs). In addition, Goal provides a portfolio of feature-rich data acquisition and signal processing technologies, products and intellectual property (IP) that can be combined with our high-performance nonvolatile FRAM memory technology and products to create new offerings.

Our nonvolatile memory products integrate ferroelectric materials with standard semiconductor chip design and manufacturing technology to provide unique performance characteristics at a competitive cost. Our mixed-signal products are primarily nonvolatile FRAM memory devices that include other functions such as CPU supervision, tamper detection, timekeeping and power failure detection in a single package. Our MCU products include a family of industry-standard 8-bit microcontrollers that, in some cases, include a certain amount of mixed-signal content.

Ramtron products are used in and in connection with such products as automobiles, utility meters, office equipment, industrial controls, medical devices and computer peripherals among others. We contract with the leading manufacturers of semiconductor components to produce our products for us rather than owning manufacturing foundries.

This prospectus also includes trademarks owned by other parties. All other trademarks mentioned are property of their respective owners.

Corporate Information

Our principal executive offices are located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, our telephone number is 719-481-7000, and our web site address is www.ramtron.com. For additional information regarding our business, and us see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                                RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Other sections of this Prospectus may include additional factors, which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors, may cause future actual results to differ materially from those contained in any historical or forward-looking statements. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements.

                                    Page-6

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Prospectus.

                   RISKS RELATED TO OUR ACQUISITION OF GOAL

There are numerous risks associated with our recent acquisition of Goal.

We acquired Goal on August 29, 2005, and on that date Goal became our wholly owned subsidiary and the principal Goal shareholders became our shareholders. We face numerous risks as a result of the acquisition, including the following ones.

Any acquisitions we make could disrupt our business and harm our financial condition.

As part of our strategy to increase our revenues and expand our product lines, we continue to evaluate opportunities to acquire other businesses, intellectual property or technologies that would complement our current offerings, expand the breadth of our markets or enhance our technical capabilities. Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that could cause the trading price of our stock to decline. Our acquisitions, such as our recent acquisition of Goal and other potential acquisitions that we may entail a number of risks that could materially and adversely affect our business and operating results, including:

- problems integrating the acquired operations, technologies or products with our existing business and products;

- diversion of management's time and attention from our core business; need for financial resources above our planned investment levels;

- difficulties in retaining business relationships with suppliers and customers of the acquired company;

-  risks associated with entering markets in which we lack prior experience;

- risks associated with the transfer of rights and licenses of intellectual property;

-  potential loss of key employees of the acquired company; and

-  potential impairment of related goodwill and intangible assets.

                                    Page-7

We expect that the acquisition will reduce our net income per share and may cause us to incur losses.

Goal is not profitable and we expect that the acquisition of Goal will result in a decrease in our net income and reduction in our gross margin for the third quarter and for the entire year. The acquisition could fail to produce the longer term financial and operational benefits that we anticipate and could have other adverse effects that we currently do not foresee. As a result of those or other factors, the acquisition may not produce the financial results that we expect and may cause our future financial results to be worse than we would have achieved on a stand-alone basis.

We may fail to integrate successfully Goal's operations with ours and we may not derive the benefits we expect from Goal's intellectual properties.

Our management has no experience in integrating acquired businesses or in overseeing the operations of a subsidiary in another country. If we are unable to integrate Goal's operations successfully and timely, our results of operations would be adversely affected, the morale of Goal's and our employees would decline, key employees could leave and we would not derive the benefits we anticipate from Goal's employees and our ability to use Goal's existing and future intellectual properties to develop and market new products successfully.

The acquisition results in increased demands on our management that we may not successfully accomplish.

In order to operate successfully as a combined organization, Goal and we must utilize common information and communication systems, operating procedures, financial controls and human resources practices. The successful and timely design, development, qualification and production of Goal's products may be hindered by management obstacles that we face in integrating Goal's management and employees with our organization. The demands on our management resulting from the acquisition may divert their attention from our ongoing operations, causing our results of operation to be adversely affected. The difficulties we face are exacerbated by Goal's business being in a foreign country where the business culture is different from ours and where many communications are conducted in the French language, which our management does not speak fluently.

Goal's operations in Quebec involve us for the first time in direct operations in a foreign country and we may not be successful in managing those operations or bringing Goal's new products to market for many reasons.

Goal's only operations are located in Montreal, Quebec, Canada. We have no prior experience in operating a business in Canada or any other foreign country. Operations in Quebec involve us in a variety of risks, including the following risks that, if not successfully overcome, will materially adversely affect our financial condition and results of operations:

- unanticipated changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

                                    Page-8

- differing regulations in Quebec with regard to maintaining operations, products and public information in both French and English;

- differing labor regulations in Quebec, where labor laws are generally more advantageous to employees as compared to the United States;

- more stringent regulations relating to data privacy and the unauthorized use of, or access to, commercial and personal information in Quebec;

- greater difficulty in supporting the development and qualification of customer-specific products addressing large markets, which we foresee will be required if our and Goal's new products are to be marketed in commercial volumes; and

- challenges inherent in efficiently managing an increased number of employees over the larger geographic distances and in a foreign country, including the need to implement appropriate systems, policies, benefits and compliance programs.

Goal and we may fail to develop commercially marketable new products based on Goal's know-how and intellectual properties.

We may not be able to derive the benefits from the ability to develop new products that we expect to achieve from the acquisition of Goal. The principal benefit we expect to derive from the acquisition of Goal is the development of new products in the microcontroller and mixed-signal markets that we can combine with our FRAM memory products and market in commercial volumes. Goal and we have only limited experience in successfully designing, producing and selling in commercial volumes such microcontroller and mixed-signal products. To be commercially successful, such products, if developed, must address the needs of our and Goal's existing and future customers. Successful development, production and marketing of new semiconductor products combining analog and digital features, especially FRAM memory, involve a significant commitment of time and resources and are subject to many risks and challenges. We may not be able to acquire and put into use sufficient resources soon enough to develop products addressing broad markets. Competitors, many of which have substantially greater financial and other resources than us, may introduce products that meet the needs of the target markets better than our products or before our products can be introduced. Our expectations of the size and duration of the markets to be addressed by microcontroller and mixed-signal products in combination with our FRAM memory products may be overly optimistic. If Goal and we do not develop new products that achieve widespread market acceptance, we will be unable to recoup our research and development and product development costs and other expenses, which we expect to be material, with the result that our revenues and earnings will be reduced and the results of our operations adversely affected.

                                    Page-9

We have no experience with the foundries Goal uses to produce its products and which we expect to use to produce our and Goal's new products. Foundry services we expect to use for our and Goal's new products may not be available to us.

Goal has used foundries in Canada, Israel, and Taiwan to manufacture its existing products on a purchase order basis. Goal has no long-term foundry services agreement with any foundry. We have no experience with the foundries Goal has used. We do not know if the foundry we have used will be willing to manufacture new microcontroller and mixed-signal products in combination with our FRAM memory products. We cannot provide any assurance that foundry services will be available to us on terms and conditions, and at the times, acceptable to us. If we are unable to obtain foundry services meeting our needs, we may be unable to produce products at the times and for the costs we anticipate and our financial condition and results of operations will be materially adversely affected.

Any new products that we develop using Goal's know-how and intellectual properties will be complex and will operate in a wide variety of applications that are new to Goal and us, which could result in the inability to market our products in commercial volumes and product failures with consequent costs to us.

Goal's existing products, 8051 microcontrollers and a high-voltage digital to analog converters, and the new products Goal and we plan to develop and market, particularly new products in the microcontroller and mixed-signal markets that we can combine with our FRAM memory products, will themselves be complex products and will be installed and used in complex products and systems in a wide variety of industrial, communications, consumer, automotive and computer applications and other markets. Any defects or failures in our products could result in negative publicity, product returns, delay or loss of market acceptance of our products and damage and indemnification claims by customers and others against us. Those consequences of any defects or failures in our products could cause us to lose existing and potential customers and would have severely negative consequences on our results of operation.

We plan to develop products that are increasingly complex and rely upon the effectiveness of previous designs, know-how and other intellectual property of Goal. Such products are intended to uniquely satisfy customer requirements. If we inadequately comprehended these requirements or fail to uniquely satisfy these requirements due to a lack of effectiveness of our designs, we will not achieve the commercial product volumes necessary to provide an adequate return on our development costs.

Although we performed due diligence investigation of Goal before the acquisition, we may not have identified Goal's material financial reporting weaknesses and deficiencies in Goal's financial controls, nor Goal's undisclosed liabilities and obligations, which may result in losses and liabilities for which we will not have indemnification.

                                    Page-10

We may discover that Goal's internal financial controls and financial reporting processes are insufficient to enable us to meet the financial controls requirements applicable to us without incurring costs substantially greater than we expect. We may also discover that Goal is subject to product and other liabilities that were not disclosed to us and which exceed Goal's shareholders' indemnification obligation to us. Our recourse to the former Goal shareholders for most claims we may have under the acquisition agreement for defaults and misrepresentations is limited to $500,000 and we have no recourse after one year following the date of acquisition, except for fraud, tax and certain other claims as to certain of the former Goal shareholders. If we are required to expend costs in excess of our expectation to implement upgraded internal financial controls systems at Goal, or to satisfy Goal's liabilities for which we are not indemnified, our financial condition and results of operations would be materially adversely affected.

Goal has materially benefited from Quebec tax subsidies and credits, much of which will not be available to Goal after the acquisition.

Goal has participated in a certain provincial and federal government programs that provide investment credits based upon qualifying research and development expenditures, primarily consisting of the salaries for the persons conducting research and development activities on specific projects. In 2004, Goal recorded a Canadian $636,000 reduction in its research and development expenses as a result of these programs. We expect that these investment tax benefits previously available to Goal will be significantly reduced as a result of our acquisition of Goal, since Goal will no longer benefit from the status of "Canadian controlled private corporation." If these benefits are reduced more than we expect, or are eliminated, Goal's research and development expenditures will be materially increased and we may be forced to reduce Goal's research and development activities. An increase above our expectations in Goal's research and development expenditures and any reduction in Goal's research and development activities will adversely affect our financial condition and operating results.

If investors or financial or industry analysts do not think the integration of Goal is proceeding as anticipated or that the benefits of our acquisition of Goal may not be realized, the market price of our common stock may decline.

The market price of our common stock may decline if:

- the integration of Goal and our operations is not completed in a timely and efficient manner;

- our assumptions about the operations and new products of Goal were incorrect or the ability to integrate Goal's and our products does not develop as we planned;

- we are unable to introduce new products incorporating Goal's and our technology; or

                                    Page-11

- the effect of the acquisitions on our financial results is not consistent with the expectations of financial or industry analysts and of our principal stockholders, who may decide to dispose of their shares because the results of the acquisition of Goal are not consistent with their expectations.

                         RISKS RELATING TO OUR BUSINESS

We have historically incurred losses from operations since our inception and our achievement of continued profitability is uncertain.

Our ability to achieve and maintain our profitable operations is subject to significant risks and uncertainties, including, but not limited to, our ability to successfully sell our products at prices that are sufficient to cover our operating costs, entering into additional license and research and development arrangements and success in raising additional financing to fund our increased operations as necessary. There is no guarantee that we will be successful in addressing such risks successfully.

We recognized net income of $3.6 million in 2004. We incurred net losses during 2003 of $9.5 million and $1.9 million in 2002. For the first six months of 2005, we incurred net losses of $4.2 million. As of June 30, 2005, we had an accumulated deficit of $224.7 million. We have spent substantial amounts of money in developing our FRAM products, our discontinued DRAM products, and in our efforts to develop commercial manufacturing capabilities for those products. Our ability to increase revenue or achieve profitability in the future will depend substantially on our ability to increase sales of our products by gaining new customers and increasing our penetration of existing customers, to reduce manufacturing costs, to increase significantly sales of existing products and to introduce and sell new products successfully.

Fluctuations in our historical operating results, in part, have been due to unpredictable product order flows, a limited customer base, manufacturing and other fixed costs. Our ability to manage those issues may affect our future operating results. Factors affecting the demand for our products include the time required for incorporating our products into customers' product designs and the ability of our customers' products to gain substantial market acceptance. These factors also make it difficult for us to predict our future revenue. Because we base our operating expenses on anticipated revenue trends, which results in a substantial percentage of our expenses being fixed in the short term, our difficulty in predicting future revenue could affect our ability to achieve continued profitability and will likely result in fluctuations in our operating results.

Factors that may cause our future operating results to vary significantly in the future include:

- our ability to timely develop and qualify for manufacturing new FRAM products and new products being developed by Goal;

-  customer acceptance of our products;

-  the timing and volume of customer orders;

                                    Page-12

- our ability to manufacture our products on a cost-effective and timely basis through alliance foundry operations and contract manufacturers and the sensitivity of our production costs to the manufacturing yields achieved by our strategic licensees and contract manufacturers;

- factors not directly related to us, such as market conditions, competition, pricing pressures, technological developments, product obsolescence, the availability of supplies and raw materials, and changing needs of potential customers in the semiconductor industry in general;

- the availability, timely delivery and cost of wafers or other manufacturing and assembly services from our suppliers, particularly the single foundry on which we depend for our FRAM wafers;

- competitive pricing pressures and related changes in selling prices affecting our customers;

- fluctuations in manufacturing yields and significant yield losses, which we have incurred in the past with our FRAM products;

- new product announcements and introductions of competing products by our competitors;

- difficulties in forecasting, planning and management of inventory levels, and lower of cost or market, obsolescence or other inventory adjustments;

-  changes in demand for, or in the mix of, our products;

- unanticipated research and development expenses associated with new product introductions;

-  the gain or loss of significant customers; and

- increases in the Japanese Yen exchange rate with the U.S. Dollar, which could result in increases in the prices we pay for our FRAM wafers.

We may not be able to replace our expected reduced revenue from ENEL in a timely manner, which could adversely impact our financial performance.

In 2004, 2003, and 2002, approximately 46%, 60%, and 74%, respectively, and in the first six months of 2005, 20%, of our FRAM product sales were generated from one customer, ENEL. Because our FRAM customer base is concentrated, the anticipated reduced business from ENEL, without a corresponding increase in revenue from core FRAM customers, may result in significant decreases in our revenue, which would also harm our cash flows, operating results and financial condition. In addition, there is no assurance that our anticipated revenue from ENEL will be achieved.

We are a relatively small company with limited resources compared to some of our current and potential competitors and we may not be able to compete effectively and increase market share.

                                    Page-13

Some of our current and potential competitors have longer operating histories, significantly greater financial and personnel resources, better name recognition and a larger base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. In addition, some of our current and potential competitors have already established supplier or joint development relationships with the decision makers at our current or potential customers. These competitors may be able to leverage their existing relationships to discourage their customers from purchasing products from us or persuade them to replace our products with their products. These competitors may elect not to support our products which could complicate our sales efforts. These and other competitive pressures may prevent us from competing successfully against current or future competitors, and may materially harm our business. Competition could decrease our prices, reduce our sales, lower our gross profits or decrease our market share.

We are subject to risks relating to product concentration and lack of revenue diversification.

We derive a substantial portion of our revenues from a limited number of products, and we expect these products to continue to account for a large percentage of our revenues in the near term. Continued market acceptance of these products, is therefore, critical to our future success. In addition, substantially all of our products that we have sold include technology related to one or more of our issued U.S. patents. If these patents are found to be invalid or unenforceable, our competitors could introduce competitive products that could reduce both the volume and price per unit of our products. Our business, operating results, financial condition and cash flows could therefore be adversely affected by:

-  a decline in demand for any of our more significant products;

-  a failure of our products to achieve continued market acceptance;

-  a superior version of our products being offered by a competitor;

-  technological change that we are unable to address with our products; and

- a failure to release new products or enhanced versions of our existing products on a timely basis and/or the failure of these products to achieve market acceptance.

Our products have achieved some market acceptance but if our products do not achieve continued growth in market acceptance and if we do not continually develop new generations of FRAM products that achieve broad market acceptance, we will be unable to compete effectively and will be unable to increase our revenue.

                                    Page-14

Our success depends on the market acceptance of our FRAM products and the time required for our products to achieve wider market acceptance. If one or more of our products fails to achieve market acceptance or if market acceptance is delayed, our revenue may not increase and our cash flows and financial condition could be harmed. We must design products that successfully address customer requirements if our products are to be widely accepted by the market. Potential customers will be reluctant to integrate our products into their systems unless our products are reliable, available at competitive prices, and address our customers' current systems requirements. Additionally, potential customers need assurances that their demand for our new products can be met in a timely manner.

Among other factors, our future success is dependent on our ability to develop, manufacture and market FRAM products that address customer requirements and compete effectively in the market with respect to price, performance and reliability. If we do not compete effectively, we could suffer price reductions, reduced revenue, reduced gross margin and reduced market share.
New product development, which includes both our development of new products and the need to "design-in" such new products to customers' systems, is time-consuming and costly. This new product development requires a long-term forecast of market trends and customer needs, and often a substantial commitment of capital resources, with no assurance that products will be commercially viable.

In particular, we need to develop new product designs, new process technology and continue ferroelectric materials development. Our current FRAM products are designed at our Colorado Springs facility and manufactured at our contract manufacturer's facilities using 0.5 and 0.35 micron manufacturing processes. We believe that our ability to compete in the markets in which we expect to sell our FRAM products will depend, in part, on our ability to produce FRAM products in smaller feature sizes and also our ability to effectively incorporate mixed-signal functions with our memory products. Our inability to successfully produce FRAM products with analog and mixed-signal functions would harm our ability to compete and our operating results.

Although we have recently developed mixed-signal products incorporating our FRAM memory solutions to supplement our traditional memory product offerings, and although our newly acquired subsidiary, Goal, has mixed-signal products in development, we have a limited operating history in these markets and have had limited success. If we fail to introduce new products in a timely manner or are unable to successfully manufacture such products, or if our customers do not successfully introduce new systems or products incorporating our products, or market demand for our new products does not develop as anticipated, our business, financial condition and results of operations could be seriously harmed.

Substantially all of our products, as well as all new products currently under design, are FRAM stand-alone nonvolatile memory devices or devices containing embedded FRAM nonvolatile memory. A memory technology other than FRAM nonvolatile memory technology may be adopted as an industry standard. Our competitors are generally in a better financial and marketing position than we are from which to influence industry acceptance of a particular memory technology. In particular, a primary source of competition may come from alternative technologies such as magnetic random access memory or phase change memory devices or technology. To the extent our competitors are able to promote a nonvolatile memory technology other than FRAM as an industry standard, our business will be seriously harmed.

                                    Page-15

Our research and development efforts are focused on a limited number of new technologies and products, and any delay in the development, or the abandonment, of these technologies or products by industry participants, or their failure to achieve market acceptance, could compromise our competitive position.

Our FRAM products and Goal's existing and future products are used as components in electronic devices in various markets. As a result, we have devoted and expect to continue to devote a large amount of resources to develop products based on new and emerging technologies and standards that will be commercially introduced in the future. Our research and development expense for the year ended December 31, 2004 was $5.6 million, or 10% of our revenues. A number of large companies are actively involved in the development of these new technologies and standards. Should any of these companies delay or abandon their efforts to develop commercially available products based on new technologies and standards, our research and development efforts with respect to these technologies and standards likely would have no appreciable value. In addition, if we do not correctly anticipate new technologies and standards, or if the products that we develop based on these new technologies and standards fail to achieve market acceptance, our competitors may be better able to address market demand than we would. Furthermore, if markets for these new technologies and standards develop later than we anticipate, or do not develop at all, demand for our products that are currently in development would suffer, resulting in lower sales of these products than we currently anticipate. Furthermore, we cannot be certain that any product we develop for these standards will achieve market acceptance.

Because our FRAM memory products typically have lengthy sales cycles, we experience substantial delays between incurring expenses related to development of our products and the generation of revenues from those products.

The FRAM product sales cycle we usually require more than 18 months to realize volume shipments after we first identify a customer opportunity. We first work with customers to achieve a design win (inclusion of a Ramtron product in the customer's product design), which may take several months or longer. Our customers then complete their product design, testing and evaluation process and begin to ramp up production, a period which typically lasts an additional six months or longer. As a result, a significant period of time may elapse between our development of product and our realization of revenue, if any, from volume purchasing of our products by our customers.

If we do not keep pace with rapid technological changes and frequent new product introductions, our products may become obsolete, and we may not be competitive.

                                    Page-16

The semiconductor memory industry is characterized by rapid technological changes and product obsolescence, price erosion and variations in manufacturing yields and efficiencies. To be competitive we need to continually improve our products and keep abreast of new technology. Other companies, many of which have materially greater financial, technological and research and development resources than we do, are researching and developing semiconductor memory technologies and product configurations that could reduce or eliminate any future competitive advantages our products may currently have. We cannot provide any assurance that our ferroelectric technology will not be supplanted in the future by competing technology or that we will have the technical capability and financial resources to be competitive in the semiconductor industry with respect to the continued design, development and manufacture of other FRAM products.

Failure to manage our distribution channel relationships could impede our future growth.

The future growth of our business will depend in large part on our ability to manage our relationships with current and future distributors, and sales representatives, develop additional channels for the distribution and sale of our products and manage these relationships. As we execute our indirect sales strategy, we must manage the potential conflicts that may arise with our direct sales efforts. For example, conflicts with a distributor may arise when a customer begins purchasing directly from us rather than through the distributor. The inability to successfully execute or manage a multi-channel sales strategy could impede our future growth. Management of our sales channels requires a significant amount of our management's time and system resources to manage properly. If we fail to manage our sales channels, including the sales channels we must develop for our recently acquired subsidiary, Goal, we will not be able to increase our sales and our results of operations will be materially adversely affected.

We depend on a small number of suppliers for the supply of our products. Problems in their performance can seriously harm our financial results.

We currently rely on a single unaffiliated foundry at Fujitsu to manufacture all of our FRAM products. Reliance on this foundry involves several risks, including capacity constraints or delays in the timely delivery of our products, reduced control over delivery schedules and the cost of our products, variations in manufacturing yields, dependence on the foundry for quality assurance, and the potential loss of production due to seismic activity, weather conditions and other factors beyond our control. Although we continuously evaluate sources of supply and may seek to add additional foundry capacity, there can be no assurance that such additional capacity can be obtained at acceptable prices, if at all. We are also subject to the risks of service disruptions and raw material shortages affecting, and price increases by, our foundry supplier. The occurrence of any supply or other problem resulting from these risks could have a material adverse effect on our revenues and results of operations. We also rely on domestic and foreign subcontractors for die assembly and testing of products, and are subject to risks of disruption in adequate supply of such services and quality problems with such services.

                                    Page-17

To address our FRAM wafer supply concerns, we plan to continue to seek to expand our primary foundry capability at Fujitsu and to acquire secondary foundry capability. To obtain additional manufacturing capacity, we may be required to make deposits, equipment purchases, loans, joint ventures, equity investments or technology licenses in or with wafer fabrication companies. Even if we were able to make such an arrangement, these transactions could involve a commitment of substantial amounts of our capital and technology licenses in return for production capacity. We may be required to seek additional debt or equity financing if we need substantial capital in order to secure this capacity and we cannot assure you that we will be able to obtain such financing. Even if we enter into a secondary foundry relationship such manufacturing capacity is not likely to be available for at least 18 to 24 months after reaching an agreement due to significant effort required to develop and qualify for manufacturing a FRAM technology process. Our financial condition and results of operations could be materially adversely affected by the loss of Fujitsu as a supplier or our inability to obtain additional foundry capacity.

Goal relies on services from contract manufacturers and unaffiliated semiconductor foundries to produce its existing products and expects to rely on those services for its future products. Because Goal's product orders are for very small volumes, those manufacturers may delay the production of, or decline to produce, Goal's products. If Goal is unable to obtain its products on a timely basis, its revenues could decline and our results of operations could be materially adversely affected.

If we fail to protect our intellectual property, or if others use our proprietary technology without authorization, our competitive position may suffer.

Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our products. We protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and employee and third-party nondisclosure and assignment agreements. We cannot be assured that any of our patent applications will be approved or that any of the patents that we own will not be challenged, invalidated or circumvented by others or be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage.

Policing the unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we cannot be certain that we will be able to prevent other parties from designing and marketing FRAM-based products or that others will not independently develop or otherwise acquire the same or substantially equivalent technologies as ours.

                                    Page-18

We may be subject to intellectual property infringement claims that result in costly litigation and could harm our business and ability to compete.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. In particular, many leading semiconductor memory companies have extensive patent portfolios with respect to manufacturing processes, product designs, and semiconductor memory technology, including ferroelectric memory technology. We may be involved in litigation to enforce our patents or other intellectual property rights, to protect our trade secrets and know-how, to determine the validity of property rights of others, or to defend against claims of invalidity. This type of litigation can be expensive, regardless of whether we win or lose. Also, we cannot be certain that third parties will not make a claim of infringement against us or against our semiconductor company licensees or OEMs in connection with their use of our technology. Any claims, even those without merit, could be time consuming to defend, result in costly litigation and diversion of technical and management personnel, or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us or one of our semiconductor manufacturing licensees in connection with our use of our technology could harm our business.

Our products are complex and may contain errors which could lead to product liability, an increase in our costs and/or a reduction in our revenues.

Our products are complex and may contain errors, particularly when first introduced or as new versions are released. We rely primarily on our in-house testing personnel to design test operations and procedures to detect any errors prior to delivery of our products to our customers. Because our products are manufactured by third parties, should problems occur in the operation or performance of our products, we may experience delays in meeting key introduction dates or scheduled delivery dates to our customers. These errors also could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations and business reputation problems. Any defects could require product replacement or recall or we could be obligated to accept product returns. Any of the foregoing could impose substantial costs and harm our business. Product liability claims may be asserted with respect to our products. Our products are typically sold at prices that are significantly lower than the cost of the end-products into which they are incorporated. A defect or failure in our product could cause failure in our customer's end-product, so we could face claims for damages that are disproportionately higher than the revenues and profits we receive from the products involved. There can be no assurance that any insurance we maintain will sufficiently protect us from any such claims.

International sales comprise a significant portion of our product sales, which exposes us to foreign political and economic risks.

                                    Page-19

For fiscal 2004, 2003, and 2002, international sales comprised approximately 62%, 69% and 48%, respectively, of our net revenue. For the first six months of 2005, international sales comprised approximately 57% of our net revenue. The increase in export sales as a percentage of total sales is primarily the result of increasing FRAM product sales primarily to Europe, Asia and Japan, in part, because of an increase in the utilization of contract manufacturing services in Asia by our customers in the U.S. and Europe. We also believe Europe, Asia and Japan are early adopters of new technologies. We expect that international sales will continue to represent a significant portion of our product sales in the future. As a result of the large foreign component of our revenue, we are subject to a number of risks resulting from such operations. Such risks include political and economic instability and changes in diplomatic and trade relationships, foreign currency fluctuations, unexpected changes in regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, and the burdens of complying with a variety of foreign laws. There can be no assurance that such factors will not adversely impact our results of operations in the future or require us to modify our current business practices.

Our business is also subject to risks generally associated with doing business with foreign subcontractors including, but not limited to foreign government regulations and political and financial unrest which may cause disruptions or delays in shipments to our customers or access to our inventories. Our business, financial condition and results of operations may be materially adversely affected by these or other factors related to our international operations.

We have been unable to fulfill all our FRAM customers' orders according to the schedules originally requested due to constraints in our wafer supply.

Due to the lead time and volume constraints in our wafer supply, from time to time we have been unable to fulfill all our customers' orders according to the schedules originally requested. Although we attempt to maintain an adequate supply of wafers and communicate to our customers delivery dates that we believe that we can reasonably expect to meet, our customers may not accept the alternative delivery date or may cancel their outstanding orders. Reductions in orders received or cancellation of outstanding orders results in lower revenue and net income, and potentially excess inventories and increased inventory reserves.

We must build products based on demand forecasts; if such forecasts are inaccurate, we may incur significant losses.

                                    Page-20

We must order products and build inventory substantially in advance of product shipments, and there is a risk that because demand for our products is volatile and subject to fluctuation, we will forecast incorrectly and produce excess or insufficient inventories of particular products. Our customers' ability to reschedule or cancel orders without significant penalty could adversely affect our liquidity, as we may be unable to adjust our purchases from independent foundries to match such customer changes and cancellations. We have in the past produced excess quantities of certain products, which has had a material adverse effect on our results of operations for such period. There can be no assurance that in the future we will not produce excess quantities of any of our products. To the extent we produce excess or insufficient inventories of particular products, our results of operations could be adversely affected.

We incurred significant inventory valuation adjustments in 2003, 2004 and the first half of 2005, and we may incur additional significant inventory valuation adjustments in the future.

We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate materially, substantially in advance of product shipments. The value of our inventory is dependent on our estimate of future average selling prices, and, if our projected average selling prices are over estimated, we may be required to adjust our inventory value to reflect the lower of cost or market. In 2003 there was an adjustment to inventory of $278,000; in 2004, $121,000. In the first half of 2005 there was an adjustment of $1 million primarily due to a new product held in inventory that was determined not to fully meet the specification in our published data sheet. As of June 30, 2005, we had $6.3 million of inventory on hand compared to $5.8 million as of December 31, 2004, or an increase of 10%. Due to the large number of units in our inventory in relation to our product revenues, even a small change in average selling prices could result in a significant adjustment and could harm our financial results.

The markets in which we participate are intensely competitive, and if we do not compete successfully, our revenue and ability to maintain profitability would suffer.

The semiconductor industry is intensely competitive and our FRAM products face intense competition from numerous domestic and foreign companies. The markets for our products are characterized by rapidly changing technologies, evolving and competing industry standards, changing customer needs, frequent new product introductions and enhancements, increased integration with other functions; and rapid product obsolescence. We may be at a disadvantage in competing with many of our competitors that have significantly greater financial, technical, manufacturing and marketing resources, as well as more diverse product lines that can provide cash flows counter-cyclical to fluctuations in semiconductor memory operations.

                                    Page-21

Our ability to compete also depends on factors beyond our control, including the rate at which customers incorporate our products into their own products, our customers' success in selling their products, the successful protection of our intellectual property, the success of competitors' products and general market and economic conditions. Our competitors or customers may offer new products based on new technologies, industry standards or end-user or customer requirements, including products that have the potential to replace or provide lower-cost or higher-performance alternatives to our products. The introduction of new products by our competitors or customers could render our existing and future products obsolete or unmarketable.

In addition, products for designed into automobiles, utility meters, office equipment, industrial controls, medical devices and computer peripherals among others are based on continually evolving industry standards. Our ability to compete will depend on our ability to identify and ensure compliance with industry standards. As a result, we could be required to invest significant time and effort and incur significant expense to redesign our products and ensure compliance with relevant standards. We believe that products for these applications will encounter intense competition and be highly price sensitive. While we are currently developing and introducing new products for these applications, we cannot assure you that these products will reach the market on time, will satisfactorily address customer needs, will be sold in high volume, or will be sold at profitable margins.

We cannot assure you that we will be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. Failure in any of these areas could harm our operating results.

We face intense competition from companies with significantly greater financial, technical and marketing resources that could harm sales of our products.

We compete with major domestic and international semiconductor companies, many of which have substantially greater financial, technical, marketing, distribution, and other resources than we do. Many of our competitors have their own facilities for the production of semiconductor memory components and have recently added significant capacity for such production. Our FRAM memory products, which presently account for substantially all of our revenues, compete against products offered by ST-Microelectronics N.V. and by specialized product companies like Atmel Corporation, Intersil Corp., Catalyst Semiconductor, Microchip, Maxim, and Integrated Silicon Solution Inc. If Goal and we are successful in developing our mixed-signal products, these products will compete principally with products offered by Philips, Atmel Corporation, Silicon Labs, and Texas Instruments, as well as any new entrants to the market.

                                    Page-22

We compete in various markets with our FRAM licensees, which may reduce our product sales.

We have licensed the right to fabricate products based on our FRAM technology and memory architecture to certain independent semiconductor advice manufacturers. We expect these manufacturers to develop products based on our technology and sell such products worldwide. Ramtron enjoys the right to a fraction of the licensee's FRAM manufacturing capacity under the terms of certain of our licensing agreement. However, our licensees may give the development and manufacture of their own FRAM products a higher priority than the development and manufacture of our products. Any delay in market penetration by our products, or any competition in the marketplace from FRAM products manufactured and marketed by our strategic licensees, could reduce our product sales and harm our operating results. Competition affecting our FRAM products may also come from alternative nonvolatile technologies such as magnetic random access memory or phase change memory, or other developing technologies.

Our future success depends in part on the continued service of a relatively small number of key design engineering, sales, marketing and executive personnel, and if we are unable to attract additional personnel or retain our key personnel, our business will suffer.

Our future success depends, among other factors, on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees. We are particularly dependent on the highly skilled design, process, materials and test engineers involved in the development and manufacture of our FRAM products and processes. The competition for these personnel is intense, and the loss of key employees, including executive officers, or our inability to attract additional qualified personnel in the future, could have both an immediate and a long-term adverse effect on us. There can be no assurance that we can retain them in the future. In addition, none of our U.S. employees have entered into post-employment non-competition agreements with us and, therefore, our employees are not contractually restricted from providing services to our competitors.

Our business is subject to strict environmental regulations and legal uncertainties, which could impose unanticipated requirements on our business in the future and subject us to liabilities.

Federal, state and local regulations impose various environmental controls on the discharge of chemicals and gases used in our foundries and contract manufacturer manufacturing processes. Compliance with these regulations can be costly. Increasing public attention has been focused on the environmental impact of semiconductor operations. Any changes in environmental rules and regulations may impose the need for additional investments in capital equipment and the implementation of compliance programs in the future. Any failure by us or our foundries or contract manufacturers to comply with present or future environmental rules and regulations regarding the discharge of hazardous substances could subject us to serious liabilities or cause our foundries or contract manufacturers to suspend manufacturing operations, which could seriously harm our business, financial condition and results of operations.

                                    Page-23

In addition to the costs of complying with environmental, health and safety requirements, in the future we may incur costs defending against environmental litigation brought by government agencies and private parties. We may be defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

We are subject to new environmental laws are subject to change and may restrict the marketability of certain Ramtron products, which could adversely impact our financial performance or expose us to future liabilities.

We are subject to laws and regulations relating to the use and human exposure to hazardous materials. Our failure to comply with such laws and regulations could subject us to future liabilities or result in the limitation or suspension of the sale or production of product, including without limitation, products that do not meet the various regulations relating to "lead-free" products. These regulations include the European Union's Restrictions on Hazardous Substances (RoHS), Directive on Waste Electrical and Electronic Equipment, and the directive on End of Life for Vehicles (ELV); California's SB20 and SB50 which mimic RoHS; and China's WEEE adopted by the State Development and Reform Commission (SDRC Regulations). RoHS is scheduled to take effect on July 1, 2006. New electrical and electronic equipment put on the market after that date in the European Union may not exceed specified concentration levels of any of the six RoHS substances (lead, cadmium, hexavalent chromium, mercury, PBB, and PBDE) unless the equipment falls outside the scope of RoHS or unless one of the RoHS exemptions is satisfied. Ramtron's FRAM products do intentionally contain the restricted substance of lead, but in ceramic form (the ferroelectric memory capacitor) and at levels well below the threshold concentration levels specified by RoHS and similar directives. However, these directives are still subject to amendment and such changes may be unfavorable to FRAM products and result in financial harm to us.

In packaged form, wherein the die interconnect (lead frame), has typically contained lead, Ramtron has developed fully compliant "lead-free" versions. Ramtron continues to offer non-lead-free product versions where demanded by customers that are still working towards compliance with, are outside the scope of or are exempt from the various directives. Ramtron manages the demand from customers with an awareness of the scope and timing of the various environmental regulations and directives. However, if Ramtron fulfills a specific customer demand with a non-compliant version of the product Ramtron may be subject to penalties as mandated under the various directives, when effective, or customer litigation which may result in financial harm to us.

Earthquakes, other natural disasters and power shortages or interruptions may damage our business.

Some of our major contract manufacturers' facilities are located near major earthquake faults. If a major earthquake or other natural disaster occurs which damages those facilities or restricts their operations, our business, financial condition and results of operations would be materially adversely affected. Similarly, a major earthquake or other natural disaster near one or more of our major suppliers, like the one that occurred near Fujitsu's manufacturing facility in Iwate, Japan in May 2003, could disrupt the operations of those suppliers, which could limit the supply of our products and harm our business.

                                    Page-24

Terrorist attacks and threats, and government responses thereto, could harm our business.

Terrorist attacks in the United States or abroad against American interests or citizens, U.S. retaliation for these attacks, threats of additional terrorist activity and the war in Iraq have caused our customer base to become more cautious. Any escalation in these events or similar future events may disrupt our operations or those of our customers, distributors and suppliers affect the availability of materials needed to manufacture our products, or affect the means to transport those materials to manufacturing facilities and finished products to customers. In addition, these events have had and may continue to have an adverse impact on the U.S. and world economy in general and consumer spending in particular, which could harm our business.

We have limited cash flows, and we may have limited ability to raise additional funds to finance our operations and to meet required principal payments to our lenders.

In view of our expected future working capital requirements in connection with the manufacture and sale of our FRAM products, our projected research and development and other operating expenditures, we may be required to seek additional equity or debt financing. We cannot be sure that any additional financing or other sources of capital will be available to us on acceptable terms, or at all. The inability to obtain additional financing when needed would have a material adverse effect on our business, financial condition and operating results and could adversely affect our ability to continue our business operations. If additional financing is obtained, any issuance of common or preferred stock to obtain funding would result in further dilution of our existing stockholders' interests.

The majority of our revenue, expense and capital purchasing activities is transacted in U.S. dollars. However, because a portion of our operations consists of activities outside of the United States, we have commenced certain transactions in other currencies, primarily the Japanese yen. As part of our risk management strategy, we frequently evaluate our foreign currency exchange risk by monitoring market data and external factors that may influence exchange rate fluctuations. As a result, we may in the future engage in transactions involving the short-term hedging of foreign currencies, with maturities generally not exceeding two years to hedge assets, liabilities, revenue and purchases dominated in foreign currencies.

Recent changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

                                    Page-25

On December 16, 2004, the Financial Accounting Standards Board issued FASB Statement No. 123(R), Share Based Payment, which requires all companies to treat the fair value of stock options granted to employees as an expense. As a result of FAS Statement No. 123(R), we and other companies are required to record a compensation expense equal to the fair value of each stock option granted. This change in accounting standards reduces the attractiveness of granting stock options because of the additional expense associated with these grants, which would negatively impact our results of operations. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, as a result of the requirement to expense stock option grants, our future results of operations would be negatively impacted, as would our ability to use stock options as an employee recruitment and retention tool.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." This Standard addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments or (b) liabilities that are based on the fair value of our equity instruments or that may be settled by the issuance of such equity instruments. This Standard also eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and requires that such transactions be accounted for using a fair-value-based method. The Standard is effective for periods beginning after January 1, 2006. We are currently assessing our valuation options allowed in this Standard. Even though we have not quantified the dollar amount of this new accounting standard at this time, the result will have a negative impact on our earnings starting with the accounting period beginning January 1, 2006.

If we experience unanticipated warranty claims, our business and operating results would be harmed.

We typically provide a limited warranty on our products for a period of one year from final acceptance by customers. In addition, for some custom-designed systems, we may need to comply with certain performance specifications for a specific application. We may incur substantial warranty claim expenses on our products or with respect to our obligations to meet custom performance specifications. Actual warranty claims may exceed recorded allowances, resulting in increased expenses and harm to our business.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standard relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq National Market rules are creating uncertainty for public companies. We continually evaluate and monitor developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations,

                                    Page-26
in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we have invested resources to comply with evolving laws, regulations and standards as well as our evolving compliance requirements related to our recently acquired subsidiary, Goal. This investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

We have installed a new computer system that may require modifications, which could lead to interruption of our daily operations and an increase in our costs or a reduction in our revenues.

Although we believe our new computer system should offer stronger accounting and financial controls and better documentation capabilities, more capable segregation of duties, and better automated control systems, this new computer system may not adequately address all conditions that must be satisfied in order to operate in our businesses and may not facilitate the integration of Goal's and our current operations. As a result of adopting this new computer system, we are adjusting and re-documenting all processes, and reviewing all controls as they relate to the operation of our business and to our compliance with Sarbanes Oxley requirements. Any necessary modifications of this new computer system or integration errors could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from our product development efforts and cause significant operational issues, customer relations and business problems.

        RISKS RELATING TO THE SECURITIES MARKET AND OWNERSHIP OF OUR SHARES

Our stock price is extremely volatile and you may not be able to resell your shares at or above the price you paid.

The market price of our common stock has fluctuated widely in recent periods and is likely to continue to be volatile. It is possible that the price of our common stock will decline after you purchase our shares and that you would lose all or part of your investment. A number of other factors and contingencies, some of which are beyond our control, can affect the market price for our common stock, including the following:

-  actual or anticipated variations in our operating results;

- the low daily trading volume of our stock, which has in recent years traded at prices below $5 per share;

                                    Page-27

- announcements of technological innovations or new products by us or our competitors;

-  conditions or trends in the semiconductor memory products industry;

- changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

- announcements by us or our competitors of acquisitions, strategic partnerships or joint ventures;

- difficulties we face in integration and operations of our recently acquired subsidiary, Goal Semiconductor, Inc., discussed elsewhere in this Prospectus; and

-  additions or departures of our senior management.

In addition, in recent years the stock market in general, and shares of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these technology companies. These broad market and industry fluctuations may harm the market price of our common stock, regardless of our operating results.

Changes to financial accounting standards may affect our reported results of operations.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP. GAAP is subject to interpretation by the American Institute of Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to accounting for business combinations, goodwill and other intangible assets, impairment or disposal of long-lived assets and employee stock option grants have recently been revised or are under review. Changes to those rules or in the application of those rules to our current reporting practices may have a material adverse effect on our reported financial results or on the way we conduct our business. In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

We, and our independent registered public accounting firm, have determined that we had a material weakness in our internal control over financial reporting for 2004. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

                                    Page-28

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to evaluate and determine the effectiveness of our internal controls over financial reporting. We have dedicated a significant amount of time and resources to ensure compliance with this legislation for the year ended December 31, 2004, and will continue to do so for future fiscal periods. We may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation, or any attestation at all, by our independent auditors. Additionally, management's assessment of our internal control over financial reporting may identify deficiencies that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors.

As of December 31, 2004, we did not maintain effective control over financial reporting based on the criteria established in a report entitled Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Specifically, we lacked sufficient controls over: (1) Company policies and procedures did not require matching of customer order documents with shipping and invoice documents prior to recording revenue, nor were appropriate information technology access controls present as part of the authorization of revenue process. The absence of these controls could have resulted in misstatements to revenue and accounts receivable; and (2) Company policies and procedures did not provide for adequate controls over the approval of cash disbursements at its Mushkin subsidiary. The absence of these controls could have resulted in misstatement and misclassification of recorded costs and expenses. Because of these material weaknesses, our management concluded that, as of December 31, 2004, we did not maintain effective internal control over financial reporting based on those criteria. As a result, our independent registered public accounting firm has issued an adverse opinion with respect to our internal control over financial reporting and their report is included in our Annual Report on Form 10-K for the year ended December 31, 2004. We have taken measures designed to address this material weakness as further discussed in "Part I-Item 4. Controls and Procedures" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. We believe that we have remediated the material weakness; however, we cannot be certain that the measures we have taken will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Any failure to maintain adequate controls or to adequately implement required new or improved controls could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information.

Should we, or our independent registered public accounting firm, determine in future fiscal periods that we have additional material weaknesses in our internal controls over financial reporting, the reliability of our financial reports may be impacted, and our results of operations or financial condition may be harmed and the price of our common stock may decline

Concentrated ownership of shares by two shareholders could affect the price of our common stock.

                                    Page-29

As of September 23, 2005, our largest known shareholder, Infineon, owns 4,430,005 shares and holds warrants for 262,663 shares at an exercise price of $3.04 per share, or 19.0% of our outstanding shares. As of September 23, 2005, the National Electrical Benefit Fund beneficially owns or controls approximately 10.1% of our outstanding common stock, which includes warrants to purchase 905,697 additional shares. Infineon and the National Electrical Benefit Fund's ownership may have the effect of delaying, deferring or preventing a change in control of us, or, if Infineon's shares are sold, may directly or indirectly effect a change in control of us. We have agreed to register for resale under the Securities Act all shares of common stock held by Infineon. Any program by Infineon or the National Electrical Benefit Fund to dispose of a substantial amount of its shares of our common stock in the open market could have an adverse impact on the market for our common stock, as discussed below under "A large percentage of our outstanding shares are eligible for future sale."

A large percentage of our outstanding shares are eligible for future sale.

Sales of a substantial number of shares of our common stock in the public market, or the availability of those shares for sale in the public market, could harm the market price of our common stock. These sales also may make it more difficult for us to raise financing through the sale of equity securities or equity-related securities in the future at a time and price that we deem appropriate. As of September 23, 2005, we had 24,385,581 shares of common stock outstanding. Of those shares, approximately 19,955,576 shares were freely tradable without restriction or pursuant to effective registration statements under the Securities Act, and approximately 4,430,005 shares, most of which were held by our "affiliates," could be publicly sold under Rule 144 promulgated under the Securities Act, subject to compliance with the notice requirements and volume restrictions of Rule 144. As of September 23, 2005, approximately 5,072,886 shares were subject to issuance upon exercise of options granted under our stock option plans and, except to the extent that shares issued upon exercise of such options are held by "affiliates," who, as noted above, are subject to the Rule 144 notice requirements and volume restrictions, will be eligible for immediate resale in the public market upon exercise of such options. As of the same date, approximately 2,330,892 shares were also subject to issuance upon exercise of outstanding warrants and such shares have been registered for immediate resale in the public market, and the 1,951,389 shares, which are subject to effectiveness of the registration statement of which this prospectus is a part.

Provisions in our certificate of incorporation and preferred shares rights agreement may have anti-takeover effects and could affect the price of our common stock.

                                    Page-30

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions of the preferred stock, without any vote or action by our shareholders. Our authority to issue preferred stock with rights preferential to those of our common stock could be used to discourage attempts by others to obtain control of or acquire us, including an attempt in which the potential purchaser offers to pay a per share price greater than the current market price for our common stock, by making those attempts more difficult or costly to achieve. In addition, we may seek in the future to obtain new capital by issuing shares of preferred stock with rights preferential to those of our common stock. This provision could limit the price that investors might be willing to pay in the future for our common stock.

We have also entered into a preferred shares rights agreement with Citicorp,
N. A., as rights agent, dated as of April 19, 2001, which gives our stockholders certain rights that would likely delay, defer or prevent a change of control of us in a transaction not approved by our board of directors.

                        FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to us, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many (but not all) of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans" and "estimates" and for similar expressions.

These forward-looking statements are based on our current expectations, speak only as of the date of this prospectus and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe-harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995. Specific forward looking statements contained in this prospectus include our belief that the Goal acquisition will enable us to accelerate our product development plans and expand our opportunity to integrate FRAM with additional analog and mixed-signal content:

- Our belief that Goal's portfolio of data acquisition and signal processing technologies, products and intellectual property can be combined with our FRAM technology and products; and

- Our belief that FRAM provides unique performance characteristics at a competitive cost.

                                    Page-31

Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained in this prospectus. Such factors include, but are not limited to, the following:

- competition, including pricing pressures and the potential impact of competitors' (higher-density, etc.) products on our and Goal's sales;

- customers' perceptions of the relative price-value provided by our and Goal's products verses those of our competitors;

-  success of operating initiatives;

-  development costs;

-  marketing efforts;

-  brand awareness;

-  the existence or absence of positive or adverse publicity;

- new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

-  changes in business strategy or development plans;

- our ability to identify appropriate acquisition targets in the future and to successfully integrate acquisitions into our existing operations;

- general economic condition and conditions specific to the semiconductor industry;

- our ability to secure and maintain an appropriate amount of low-cost foundry production capacity;

- our ability to manufacture our products on a cost-effective and timely basis through alliance foundry operations and contract manufacturers and the sensitivity of our production costs to the manufacturing yields achieved by our strategic licensees and contract manufacturers;

-  unexpected design and manufacturing difficulties;

-  our ability to continue effective cost reductions; currency fluctuations;
   and

- other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the SEC, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

                                    Page-32

We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                         WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read the registration statement of which this prospectus is a part, as well as such reports, proxy statements and other information at:

     the Public Reference Section of the SEC located at the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (you may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330); or

     the website maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

You may obtain copies of the registration statement and exhibits from the SEC at the public reference facilities referred to above.

Our common stock is quoted on the Nasdaq National Market. You may also inspect reports, proxy and information statements and other information about us at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                        INCORPORATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act with respect to the securities covered by this prospectus. The SEC allows us to "incorporate by reference" the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. Investors should also carefully consider the information set forth under "Risk Factors."

     We filed the following documents with the SEC, and they are incorporated by reference in this prospectus:

     Our Annual Report on Form 10-K for the year ended December 31, 2004;

     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

                                    Page-33

     Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

     Our Current Reports on Form 8-K, filed with the SEC on February 17, 2005, April 7, 2005, April 26, 2005, May 2, 2005, June 3, 2005, June 20, 2005,
     July 7, 2005, July 26, 2005, July 28, 2005, August 18, 2005, September 2,
     2005, September 20, 2005, and September 21, 2005;

     The description of our common stock set forth in Item 11 of our registration statement on Form 10, as amended (Registration No. 0-17739), including any amendment or report updating such description;

     The description of our preferred share purchase rights set forth in Item 1 of our registration statement on Form 8-A (Registration No. 000-17739), including any amendment or report updating such description; and

     All future reports and other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of common stock under this document.

Information included by us in Current Reports on Form 8-K under Item 9 thereof is expressly not incorporated by reference herein.

All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.

Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein in any amendment or supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

We will provide to you without charge, on written or oral request, a copy of any or all of the documents which have been or may be incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this prospectus incorporates). You should direct any requests for such copies to Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado 80921, Attention: Chief Executive Officer (Telephone: 719-481-7000).

                                    Page-34

EXCEPT AS EXPRESSLY PROVIDED ABOVE, NO OTHER INFORMATION, INCLUDING INFORMATION ON OUR WEBSITE, IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. The Selling Stockholders will receive all of the proceeds from the sale of their shares of common stock and will pay all underwriting fees and selling commissions, if any, associated with the sale of their shares of common stock.

                             SELLING SECURITYHOLDERS

The following table sets forth: (i) the number of shares of common stock beneficially owned by each Selling Stockholder as of September 23, 2005,
(ii) the number of shares of common stock to be offered hereby by each Selling Stockholder and (iii) the number of shares of common stock and the percentage of the outstanding shares of common stock to be beneficially owned by each Selling Stockholder after completion of the offering of the common stock hereunder. The information set forth below is based on information provided by the Selling Stockholders. See relationship following table.

                           No. of Shares                         Shares
                           Beneficially                       Beneficially
                           Owned Prior                        Owned After
                           to Offering(1)                     Offering(2)
                         -----------------                  ----------------
Name of                                       Number of
Selling Stockholder(3)     Number      %    Shares Offered     Number      %
----------------------   ----------   ---   --------------   ----------   ---

Fonds de solidarite
des travailleurs
du Quebec (F.T.Q.)         819,029    3.4        819,029        0

Business Development
Bank of Canada             819,029    3.4        819,029        0

Investissement
Technologie (3599) Inc.    151,595     *         151,595        0

Vision2000 Venture Ltd.    161,736     *         161,736        0

-----------

*  Less than one percent.

(1) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 24,385,581 shares of our common stock outstanding as of September 23, 2005.

                                    Page-35

(2)  Assumes the sale of all shares that may be sold in the offering.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

We prepared this table based on the information supplied to us by the selling stockholders named in the table.

The Selling Stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the above table is presented. Information about the Selling Stockholders may change over time. Any changed information will be set forth in prospectus supplements.

We agreed to file this registration statement to register shares for resale in recognition of the fact that the Selling Stockholders may wish to be legally permitted to sell their shares when they deem appropriate. We have agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the date on which all the shares offered in this prospectus have been sold or until the second anniversary of the effective date of this registration statement.

Because the Selling Stockholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by any of them upon the termination of any particular offering. See "Plan of Distribution."

                   RELATIONSHIP WITH SELLING STOCKHOLDERS

See "About the Offering" and "Company Overview" for a description of certain relationships among us and the Selling Stockholders.

                             PLAN OF DISTRIBUTION

The Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, may from time to time sell the shares of our common stock offered by this prospectus in one or more transactions at:

-  fixed prices;

-  prevailing market prices at the time of sale;

-  varying prices determined at the time of sale; or

-  negotiated prices.

These sales may be effected in transactions, which may involve block transactions and crosses:

                                    Page-36

- on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

-  in the over-the-counter market;

-  in negotiated transactions;

- in transactions otherwise than on such exchanges or services or in the over-the-counter market;

-  through the writing of options;

-  through the settlement of short sales; or

-  through any combination of any of these methods of sale.

In effecting sales of the shares offered by this prospectus, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholder. Broker-dealers may agree with a Selling Stockholder to sell a specified number of the common stock at a stipulated price per security. If the broker-dealer is unable to sell common stock acting as agent for a Selling Stockholder, it may purchase as principal any unsold common stock at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the common stock from time to time in transactions on any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then current market price or in negotiated transactions. Brokers or dealers engaged to sell the shares may receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers, dealers or agents and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with these sales, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. We will not receive any proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and deliver the shares to close out such short positions. The Selling Stockholders may also enter into option, swaps, derivatives or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The Selling Stockholders may also pledge the shares registered hereunder to a broker or dealer and, upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

                                    Page-37

Any changes to the foregoing plan of distribution will, as required, be set forth in a post-effective amendment to the registration statement of which this prospectus is a part.

In connection with the private placements of the debentures and the warrants held by the Selling Stockholders, we have undertaken registration rights covenants requiring us to register the shares of common stock offered hereby and issuable upon the conversion or exercise of such securities, under applicable federal and state securities laws under certain circumstances and at certain times. The agreements containing our registration rights covenants provide for cross-indemnification of the Selling Stockholders and us and each party's respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act and to contribute to payments the parties may be required to make in respect thereof. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We have agreed to indemnify and hold harmless the Selling Stockholders from certain liabilities under the Securities Act.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, the Selling Stockholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby.

We will bear all expenses of the offering of the common stock, except that the Selling Stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.

Each Selling Stockholder may be deemed to be an "Underwriter" as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the Nasdaq National Market under the symbol
"RMTR."

There can be no assurance that any Selling Stockholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

                                    Page-38

                                 LEGAL MATTERS

The validity of our shares offered by this prospectus will be passed upon for us by Coudert Brothers LLP, Los Angeles, California.

                                 EXPERTS

The consolidated financial statements and schedule of Ramtron International Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere (incorporated by reference) herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Ramtron International Corporation and subsidiaries did not maintain effective control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses were identified by management as of December 31, 2004:
(1) Ramtron International Corporation policies and procedures did not require matching of customer order documents with shipping and invoice documents prior to recording revenue, nor were appropriate information technology access controls present as part of the authorization of revenue process. The absence of these controls could have resulted in misstatements to revenue and accounts receivable, and (2) Ramtron International Corporation policies and procedures did not provide for adequate controls over the approval of cash disbursements at its Mushkin subsidiary. The absence of these controls could have resulted in misstatement and misclassification of recorded costs and expenses.

                                    Page-39

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the sale and distribution of the securities being registered. All the amounts shown are estimates except for the SEC registration fee.

SEC registration fee            $   697
Accounting fees and expenses     15,000*
Legal fees and expenses          20,000*
Miscellaneous expenses           10,000*
                                -------
     Total                      $45,697
                                =======
*Estimated.

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals (each an "Indemnified Party," and collectively, "Indemnified Parties"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the corporation (a "derivative action"), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption or
(iv) any transaction from which the director derived an improper personal benefit.

                                    Page-40

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors to the fullest extent permitted by the DGCL for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability: (i) for any breach of a director's duty of loyalty to Ramtron or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper personal benefit.

Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. We also maintain on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

In connection with this offering, the Selling Stockholders have agreed to indemnify Ramtron, its directors and officers, and each person who controls Ramtron against any and all liability arising from inaccurate information provided to us by the Selling Stockholders and included in this registration statement and the prospectus contained herein, or in any amendments or supplements to such registration statement or prospectus.

Item 16.  Exhibits

Exhibit
Number
-------

4.1 Share Purchase Agreement, dated as of August 29, 2005, by and among Ramtron International Corporation, 4317467 Canada Inc., Goal Semiconductor Inc., Fonds de solidarite des travailleurs du Quebec (F.T.Q.), Business Development Bank of Canada, Investissement Technologie (3599) Inc., Vision2000 Venture Ltd., Michael Parziole, Patrick Boutard, Christian Fayomi, Gareth Sargeant, Abdellah Azelmad, and Gordon Harling.(1)

4.2    Form of Stock Option Purchase Agreement and Sale Agreement.(1)

5.1    Opinion of Coudert Brothers LLP.

10.1 Escrow Agreement, dated as of August 29, 2005, by and among Ramtron International Corporation, 4317467 Canada Inc., Goal Semiconductor Inc., Fonds de solidarite des travailleurs du Quebec (F.T.Q.), Business Development Bank of Canada, Investissement Technologie (3599) Inc., Vision2000 Venture Ltd., Irv Lustigman, Andre Lafontaine, National Bank Trust Inc., as escrow agent, and Citibank N.A.(1)

23.1  Consent of KPMG LLP.

23.2  Consent of Coudert Brothers LLP (included in Exhibit 5.1).

                                    Page-41

24.1  Power of Attorney.

-----------

(1) Incorporated by reference to the Company's Form 8-K (Commission File No. 000-17739) filed with the Securities and Exchange Commission on September 2, 2005.

Item 17.  Undertakings

Ramtron hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    Page-42

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ramtron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on September 28, 2005.

                                   RAMTRON INTERNATIONAL CORPORATION

                                   By:  /s/ William W. Staunton, III
                                        ----------------------------
                                        William W. Staunton, III
                                        Chief Executive Officer

                                    Page-43

                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William W. Staunton III and Eric A. Balzer, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature                     Title                              Date
----------------------        ---------------------              -------

/s/  William G. Howard        Chairman of the Board              9-28-05
----------------------        and Director
William G. Howard

/s/ William W. Staunton III   Director and Chief Executive       9-28-05
---------------------------   Officer
William W. Staunton III

/s/ Greg B. Jones             Director and President             9-28-05
----------------------
Greg B. Jones

/s/ Eric A. Balzer            Director and Chief                 9-28-05
----------------------        Financial Officer
Eric A. Balzer

/s/ Klaus Fleischmann         Director                           9-28-05
----------------------
Klaus Fleischmann

/s/ William George            Director                           9-28-05
----------------------
William George

/s/ Jack L. Saltich           Director                           9-28-05
----------------------
Jack L. Saltich

/s/ Theodore J. Coburn        Director                           9-28-05
----------------------
Theodore J. Coburn

/s/ Doris Keitel-Schulz       Director                           9-28-05
----------------------
Doris Keitel-Schulz

                                    Page-44